(RUSSIAN TEXT)                             SHARE PURCHASE AGREEMENT

                              This Share Purchase Agreement (this "Agreement") is entered into in the city of Moscow, the Russian Federation, on November 5, 2001, between ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Purchaser"), and Dr. DmitrI Borisovich Zimin, a Russian citizen, holding a passport XXIV-MIO No. 520067, issued on 4 January 1980 by 126 Moscow Militia Department, residing at: 269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502 (the "Seller" and, together with the Purchaser, collectively, the "Parties"). The Parties hereby agree as follows:

                              1. SUBJECT OF THE AGREEMENT

                              The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller ordinary registered shares of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Issuer"), with its legal address at 10-12, Ulitsa 8-Marta, Moscow, 125683, Russia. The number of shares being sold hereunder is Ninety Six Thousand Seven Hundred Forty (96,740) ordinary registered shares, with a nominal value of 0.005 rubles per share, Registration No. 73-1-6945 (the "Shares"). The purchase price of the Shares is Twenty US dollars (US$20) per share, amounting to One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800) for all Shares (the "Purchase Price"). The Purchaser shall pay to the Seller the Purchase Price in Russian rubles at the exchange rate of the Central Bank of Russia on the date of payment by wire transfer in immediately available funds to the Seller's account as specified in Section 10 hereof.

(RUSSIAN TEXT)                2. OBLIGATIONS OF THE PARTIES AND INCORPORATION OF
                                 THE SHARE PURCHASE AGREEMENT BY REFERENCE

                              The purchase of the Shares shall be subject to the terms set forth in the Share Purchase Agreement dated as of May 30, 2001 between the Seller and the Purchaser (the "Share Purchase Agreement"). The Share Purchase Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement. All terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Share Purchase Agreement.

                              3. REPRESENTATIONS AND WARRANTIES OF THE SELLER

                              The Seller hereby represents and warrants to the Purchaser that the representations and warranties of the Seller set forth in Section 3.02 of the Share Purchase Agreement are true and correct.

                              4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                              The Purchaser hereby represents and warrants to the Seller that the representations and warranties of the Purchaser set forth in Section 3.01 of the Share Purchase Agreement are true and correct.

                              5. SHARE TRANSFER

                              Concurrently with the execution of this Agreement,
                              (i) the Seller has delivered to the Purchaser the documents specified in Schedule 1 hereto (to the extent applicable), together with a

(RUSSIAN TEXT)                duly executed share transfer order, as established
                              by Russian law, substantially in the form attached as Schedule 3 hereto, and (ii) the Purchaser has delivered to the Seller the documents specified in
                              Schedule 2 hereto (to the extent applicable), and duly executed the share transfer order provided earlier by the Seller pursuant to (i) above, in order for the transfer of the Shares from the Seller to the Purchaser to be registered in the register of shareholders of the Issuer.

                              6. PAYMENT ORDER

                              Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller a duly executed payment order for transferring the Purchase Price to the Seller.

                              7. GOVERNING LAW

                              This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

                              8. DISPUTE RESOLUTION

                              Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled in accordance with
                              Section 8.14 of the Share Purchase Agreement.

                              9. COUNTERPARTS AND LANGUAGE

                              This Agreement is being executed in both English and Russian, with two originals, and the Parties

(RUSSIAN TEXT)                agree that in the event of a discrepancy between
                              the English and the Russian language versions, the English language version shall prevail.

                              10. BANK DETAILS OF THE SELLER

                              The Purchase Price shall be transferred by the Purchaser to the following bank account of the
                              Seller:

                              Recipient: Dmitri Borisovich Zimin
                              INN: 771200628310
                              Acc.No.: 42301810700810033029
                              Recipient's Bank: KB "CITIBANK T/O",
                              BIK: 044525202
                              Bank's Correspondent Acc.: 30101810300000000202

                              IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed and delivered by each Party hereto this 5th day of November, 2001.


                              SELLER

                              DR. DMITRI BORISOVICH ZIMIN


                              By /s/ DR. DMITRI ZIMIN
                                 -----------------------------------------------



                              PURCHASER

                              ECO TELECOM LIMITED


                              By /s/ PAVEL KULIKOV
                                 -----------------------------------------------
                                 Name: Pavel Kulikov
                                 Title: Attorney-in-Fact